Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-8 (No. 333-177990) pertaining to the Acadia Healthcare Company, Inc. 2011 Incentive Compensation Plan; and

(2)	Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (No. 333-175523) pertaining to the PHC, Inc. 2004 Non-Employee Director Stock Option Plan, the PHC, Inc. 2003 Stock Purchase and Option Plan, the PHC, Inc. 1995 Employee Stock Purchase Plan and the PHC, Inc. 1993 Stock Purchase and Option Plan;

of our report dated April 26, 2012, with respect to the combined financial statements of Haven Hospital Holdings, LLC and Haven Hospital Holdings of Texas, LLC included in this Amendment No. 1 to Current Report on Form 8-K of Acadia Healthcare Company, Inc.

/s/ Ernst & Young LLP

Nashville, Tennessee

April 26, 2012